Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in a registration statement on Form S-8 to be filed by Satelinx International Inc. of our report dated March 29, 2005 regarding Satelinx International’s consolidated financial statements for the years ended December 31, 2004 and 2003, and to all references to our firm included in such registration statement.

(signed)Schwartz Levitsky Feldman LLP

Montreal, Quebec Canada

April 22, 2005